As filed with the Securities and Exchange Commission on May 29, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KAZIA THERAPEUTICS LIMITED

(Exact name of Registrant as specified in its charter)

Australia	2834	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Three International Towers Level 24

300 Barangaroo Avenue

Sydney, NSW, 2000, Australia

Tel: +61 2 9472 4101

(Address including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Vcorp Services, LLC

25 Robert Pitt Drive, Suite 204

Monsey, New York 10952

Tel: +1 888 528 2677

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Robert Puopolo, Esq.

Stephanie Richards, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

+1 617 570 1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐ †

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholder named in this preliminary prospectus may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission, of which this preliminary prospectus is a part, is effective. This preliminary prospectus is not an offer to sell these securities and the selling shareholder named in this preliminary prospectus is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED May 29, 2024

PRELIMINARY PROSPECTUS

Up to 75,000,000 American Depositary Shares Representing 750,000,000 Ordinary Shares

Warrant to Purchase Up to 13,500,000 American Depositary Shares

Up to 13,500,000 American Depositary Shares Representing 135,000,000 Ordinary Shares Issuable Upon Exercise of the Warrant

Kazia Therapeutics Limited

This prospectus relates to the offering and resale by Alumni Capital LP (“Alumni Capital” or the “Selling Shareholder”), of up to 88,500,000 American Depositary Shares (the “Offered ADSs”) with each American Depositary Share (“ADS”), representing 10 of our ordinary shares, no par value per share (the “Ordinary Shares”), or 885,000,000 Ordinary Shares in the aggregate, which includes up to 13,500,000 ADSs, representing 135,000,000 Ordinary Shares, issuable upon the exercise of a warrant (the “Warrant”) to purchase ADSs.

The Offered ADSs being offered by the Selling Shareholder have been or may be issued and sold to the Selling Shareholder pursuant to the purchase agreement, dated April 19, 2024 (the “Purchase Agreement”), that we entered into with Alumni Capital. See “The Alumni Capital Transaction” for a description of the Purchase Agreement and “Selling Shareholder” for additional information regarding Alumni Capital. The prices at which Alumni Capital may resell the ADSs offered hereby will be determined by the prevailing market price for the shares or in negotiated transactions. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of Offered ADSs by the Selling Shareholder. However, we may receive proceeds of up to $15.75 million from the exercise of the Alumni Warrant and the sale of ADSs to the Selling Shareholder pursuant to the Purchase Agreement, once the registration statement that includes this prospectus is declared effective.

The Selling Shareholder may sell or otherwise dispose of the Offered ADSs described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Shareholder may sell or otherwise dispose of the Offered ADSs being registered pursuant to this prospectus. The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

The Selling Shareholder will pay all brokerage fees and commissions and similar expenses. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the ADSs, including legal and accounting fees. See “Plan of Distribution.”

The ADSs are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “KZIA.” On May 28, 2024, the last reported sale price of the ADSs on Nasdaq was $0.2749 per ADS.

We are a “foreign private issuer”, as defined under the federal securities laws, and, as such, we will be subject to reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being a Foreign Private Issuer.”

You should read this prospectus, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. These risks are discussed in this prospectus under “Risk Factors” beginning on page 10 and the “Risk Factors” in “Item 3. Key Information — D. Risk Factors” of our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus, as well as in any other recently filed reports and, if any, in any applicable prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2024

i

ABOUT THIS PROSPECTUS

The Selling Shareholder named in this prospectus may resell, from time to time, in one or more offerings, the Offered ADSs. Information about the Selling Shareholder may change over time. When the Selling Shareholder sells Offered ADSs representing Ordinary Shares under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read this prospectus and the accompanying prospectus supplement, if any, along with all of the information incorporated by reference herein, before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not, and the Selling Shareholder has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell, nor is the Selling Shareholder seeking an offer to buy, the Offered ADSs in any jurisdiction where the offer or sale is not permitted. No offers or sales of any of the Offered ADSs are to be made in any jurisdiction in which such an offer or sale is not permitted. You should assume that the information contained in this prospectus or in any applicable prospectus supplement is accurate only as of the date on the front cover thereof or the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or any sales of the Offered ADSs offered hereby or thereby.

You should read the entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement or any related issuer free writing prospectus, before making an investment decision. Neither the delivery of this prospectus or any prospectus supplement or any issuer free writing prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement or issuer free writing prospectus is correct as of any date subsequent to the date hereof or of such prospectus supplement or issuer free writing prospectus, as applicable. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

Before purchasing any securities, you should carefully read both this prospectus and any accompanying prospectus supplement, together with the additional information described under the headings, “Where You can Find Additional Information” and “Incorporation of Documents by Reference,” on pages 43 and 44, respectively, of this prospectus. Unless otherwise indicated or the context implies otherwise:

•	“we,” “us,” “our” or “Kazia” refers to Kazia Therapeutics Limited and its subsidiaries;

•	“shares” or “ordinary shares” refers to our ordinary shares;

•	“ADSs” refers to American Depositary Shares, each of which represents 10 ordinary shares; and

•	“ADRs” refers to American Depositary Receipts, which evidence the ADSs.

Unless otherwise noted, all other financial and other data related to Kazia in this prospectus is presented in Australian dollars. All references to “A$” in this prospectus mean Australian dollars. All references to “$” or “US$” in this prospectus mean U.S. dollars unless the context otherwise requires. Our fiscal year end is June 30. References to a particular “fiscal year” are to our fiscal year ended June 30 of that calendar year.

We own various trademark registrations and applications, and unregistered trademarks, including Kazia and Kazia Therapeutics and our corporate logo. All other trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. Solely for convenience, trademarks and trade names referred to in this prospectus appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.

This prospectus contains industry, market and competitive position data that are based on general and industry publications, surveys and studies conducted by third parties, some of which may not be publicly available, and our own internal estimates and research. Third-party publications, surveys and studies generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. These data involve a number of assumptions and limitations and contain projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the ADSs offered by this prospectus in any jurisdiction where it is unlawful to make such offer or solicitation.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the ADSs or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain statements that are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act, Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that involve substantial risks and uncertainties. All statements other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. In some cases, you can identify forward-looking statements by the words “could,” “believe,” “anticipate, ” “intend, ” “estimate, ” “expect, ” “may, ” “continue, ” “predict, ” “potential,” “project, ” or the negative of these terms, and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and the documents incorporated by reference herein, we caution you that these statements are based on a combination of facts and important factors currently known by us and our expectations of the future, about which we cannot be certain.

Forward-looking statements include, but are not limited to, statements about:

•	our plans to develop and potentially commercialize our product candidates, including contractual arrangements with third parties;

•	the timing of the initiation and completion of preclinical studies and clinical trials;

•	the timing of patient enrollment and dosing in any future clinical trials;

•	the timing of the availability of data from clinical trials;

•	expectations about the successful completion of clinical trials;

•	the timing of expected regulatory filings;

•	expectations about approval by regulatory authorities of our drug candidates;

•	the clinical utility and potential attributes and benefits of our product candidates, including the potential duration of treatment effects;

•	potential licenses of intellectual property and collaborations;

•	the commercialization of our product candidates, if approved;

•	expectations regarding expenses, ongoing losses, future revenue and capital needs;

•	our financial performance;

•	our use of proceeds from any offering made pursuant to this prospectus;

•	the length of time over which we expect our cash and cash equivalents to be sufficient; and

•	our intellectual property position and the duration of our patent portfolio.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus and documents incorporated by reference herein, particularly in the section titled “Risk Factors,” in this prospectus and in our Annual Report on Form 20-F for the fiscal year ended June 30, 2023, which is incorporated herein by reference that we believe may cause our actual results or events to differ materially from those expressed or implied by our forward-looking statements. Moreover, we operate in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

All forward-looking statements speak only as of the date of this prospectus or, in the case of any prospectus supplement, any free writing prospectus, or any document incorporated by reference, that prospectus supplement, free writing prospectus or document. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Important factors that could cause our actual results to differ materially from our expectations are disclosed and described under “Risk Factors”, elsewhere in this prospectus, any prospectus supplement, any free writing prospectus and in filings incorporated by reference.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary highlights selected information about us and information contained in greater detail elsewhere in this prospectus, and in the documents incorporated by reference herein. This summary is not complete and does not contain all of the information that you should consider before investing in the Offered ADSs. You should carefully read and consider this entire prospectus and information incorporated by reference into this prospectus, including the financial statements and related notes and “Risk Factors” starting on page 9 of this prospectus, before making an investment decision. If you invest in our securities, you are assuming a high degree of risk.

The Company

We are an emerging oncology-focused biotechnology company that has a portfolio of development candidates, diversified across several distinct technologies, with the potential to yield first-in-class and best-in-class agents in a range of oncology indications. Our lead development candidate is paxalisib (formerly known as GDC-0084), a small-molecule, brain-penetrant inhibitor of the PI3K / Akt / mTor pathway, that is being developed as a potential therapy for glioblastoma, the most common and most aggressive form of primary brain tumour in adults, as well as other forms of brain cancer. Our second asset is EVT801, a small-molecule selective inhibitor of vascular endothelial growth factor receptor 3, which we licensed from Evotec SE in April 2021. In November 2021, we commenced recruitment to a phase I, first-in-human, multiple-ascending-dose, clinical trial of EVT801 in patients with advanced solid tumors.

Recent Developments

May 2024 Waiver and Warrant Amendment and New Warrant Issuance Agreement

On December 5, 2023, we issued a warrant (the “Existing Warrant”) to purchase up to 4,444,445 ADSs at an exercise price of $0.583 per ADS as part of a private placement to an institutional investor (or the “Investor”).

On May 17, 2024, the Investor agreed to waive (the “Waiver”), the restriction in Section 4.11(b) of that certain Securities Purchase Agreement, dated November 30, 2023, by and between us and the Investor, solely in order to permit us to enter into and perform the transactions contemplated by that certain Purchase Agreement, by and between Kazia Therapeutics Limited and Alumni Capital LP, dated April 19, 2024 (the “Purchase Agreement”), including the issuance of any securities as contemplated thereby.

In connection the Waiver, on May 17, 2024, we entered into a Warrant Amendment and New Warrant Issuance Agreement (the “Warrant Amendment and New Warrant Issuance Agreement”), with the Investor wherein we agreed to issue a new warrant (the “New Warrant”), to the Investor to purchase up to 1,100,000 ADSs (the “New Warrant ADSs”) at an exercise price of $0.27 per ADS, and amend the Existing Warrant to reduce the Exercise Price (as defined in the Existing Warrant) to $0.27 per ADS. The other terms and conditions of the Existing Warrant shall remain in full force and effect. The New Warrant and New Warrant ADSs have not been registered under the Securities Act of 1933, as amended, or the Securities Act. The New Warrant was issued without registration under the Securities Act in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder.

Pursuant to the terms of the Warrant Amendment and New Warrant Issuance Agreement, we have agreed to file a registration statement on Form F-1 (or other appropriate form) to register for resale the New Warrant ADSs and Ordinary Shares issuable upon exercise of the New Warrant on or before the 60th calendar day following the date of the Warrant Amendment and New Warrant Issuance Agreement. We shall use our commercially reasonable efforts to cause such resale registration statement to become effective within 90 calendar days following the date of the Warrant Amendment and New Warrant Issuance Agreement and to keep such resale registration statement effective at all times until the Investor (and its successors and assigns) ceases to own the New Warrant or New Warrant ADSs issuable upon exercise thereof.

Upon the occurrence of a Fundamental Transaction (as defined in the New Warrant), the New Warrant are subject to mandatory redemption for cash consideration equal to the Black Scholes Value (as defined in the New Warrant) of such portion of the New Warrant to be redeemed.

April 2024 Purchase Agreement with Alumni Capital LP

On April 19, 2024, we entered into the Purchase Agreement with Alumni Capital. Pursuant to the Purchase Agreement, we may sell to Alumni Capital up to $15,000,000 (the “Investment Amount”) of ADSs (the “Purchase Notice Securities”), from time to time during the term of the Purchase Agreement. The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. Pursuant to the Purchase Agreement, we also agreed to file a registration statement with the SEC covering the resale of the ADSs issued or sold to Alumni Capital under the Purchase Agreement under the Securities Act.

In consideration for Alumni Capital’s execution and delivery of the Purchase Agreement, the Company issued a warrant to Alumni Capital (the “Warrant”), valid for a term of three (3) years, entitling Alumni Capital to purchase ADSs (the “Warrant ADSs”), with a value (calculated based on the then-current ADS to Ordinary Share ratio) equal to five percent (5%) of the Investment Amount. The Alumni Warrant exercise price is variable and is equal to $6,000,000 divided by the number of outstanding Ordinary Shares as of the time of exercise, multiplied by the then-current ADS to Ordinary Share ratio. Alumni Capital may exercise the Warrant on a cashless basis if we does not maintain an effective registration statement for the resale of the Warrant ADSs.

See “The Alumni Capital Transaction” for a description of the Purchase Agreement and “Selling Shareholder” for additional information regarding Alumni Capital.

Non-Compliance with Nasdaq Continued Listing Requirements

The ADSs are currently listed on the Nasdaq Capital Market. On November 20, 2023, we received a letter from the Listing Qualifications Staff of Nasdaq notifying us that, for the previous 30 consecutive business days, the bid price for the ADSs had closed below the minimum $1.00 bid price per share requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). Under Nasdaq Listing Rules, we were provided 180 calendar days, or until May 20, 2024, to regain compliance with the minimum bid price requirement.

On May 22, 2024, we received a letter from Nasdaq notifying us that, while we have not regained compliance with the minimum bid price requirement, Nasdaq has determined that we are eligible for an additional 180 calendar day period, or until November 18, 2024 (the “second compliance period”), to regain compliance with the minimum bid price requirement. If at any time before November 18, 2024, the bid price of the ADSs closes at or above $1.00 per share for a minimum of 10 consecutive business days, we will regain compliance with the minimum bid requirement. If we do not regain compliance during this period, we may be subject to delisting from Nasdaq.

Nasdaq’s determination was based on us meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on The Nasdaq Capital Market, with the exception of the minimum bid price requirement, and our written notice to Nasdaq of its intention to cure the deficiency during the second compliance period and, if necessary, by effecting a ratio change of the ADSs to its ordinary shares.

The deficiency notification has no immediate impact on our operations or listing. The ADSs will continue to trade as normal on Nasdaq Capital Market under the ticker “KZIA.”We intend to monitor the bid price of the ADSs and will consider taking such actions as may be necessary and appropriate to achieve compliance with continued listing requirements prior to the expiration of all available grace periods.

Corporate Information

Kazia Therapeutics Limited (formerly Novogen Limited) was incorporated in Australia in 1994. The ADSs each representing ten fully paid ordinary shares, are listed on the Nasdaq Capital Market under the symbol “KZIA”. The Depositary for the ADSs is The Bank of New York Mellon, 240 Greenwich Street, New York, NY 10286.

Our principal executive offices are located at Level 24, Three International Towers, 300 Barangaroo Avenue, Sydney, NSW, 2000, Australia. Our telephone number is +61-2-9472-4101. Our corporate email address is info@kaziatherapeutics.com. Our website address is www.kaziatherapeutics.com. Information on our website and the websites linked to it do not constitute part of this prospectus or the registration statement to which this prospectus forms a part. Our agent for service of process in the United States is Vcorp Services, LLC, 25 Robert Pitt Drive, Suite 204, Monsey, New York 10952.

Implications of Being a Foreign Private Issuer

We report under the Exchange Act as a non-U.S. company with “foreign private issuer” status. As long as we qualify as a foreign private issuer under the Exchange Act, we will continue to be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

•	the requirement to comply with Regulation FD, which requires selective disclosure of material information;

•

the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events.

Foreign private issuers are also exempt from certain more stringent executive compensation disclosure rules. Thus, as long as we remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer. As a result, some investors may find the ADSs less attractive, which could result in a less active trading market for the ADSs or more volatility in the price of the ADSs.

THE OFFERING

Securities offered by the Selling Shareholder	This prospectus covers the resale of a total of up to 88,500,000 ADSs representing 885,000,000 Ordinary Shares, consisting of:

•	up to 13,500,000 ADSs, representing up to 135,000,000 Ordinary Shares; and

•

up to 75,000,000 ADSs, representing up to 750,000,000 Ordinary Shares, that that we may sell to Alumni Capital pursuant to the Purchase Agreement from time to time after the registration statement that includes this prospectus is declared effective.

Terms of the Offering	The Selling Shareholder will sell the Offered ADSs at the prevailing market prices or privately negotiated prices. See “Plan of Distribution” on page 38 of this prospectus.

The ADSs	Each ADS represents ten (10) ordinary shares. The ADSs will be delivered by The Bank of New York Mellon, as depositary (the “Depositary”).

The Depositary, as depositary, or its nominee, will be the holder of the ordinary shares underlying your ADSs and you will have rights as provided in the Deposit Agreement, dated as of June 6, 2016, among us, the Depositary and all owners and holders from time to time of ADSs issued thereunder (the “Deposit Agreement”), a form of which has been filed as Exhibit 2.1 to the Annual Report on Form 20-F filed by us with the SEC on October 27, 2016.

Subject to the terms of the Deposit Agreement and in compliance with the relevant requirements set out in the prospectus, you may turn in your ADSs to the Depositary for cancellation and withdrawal of the ordinary shares underlying your ADSs. The Depositary will charge you fees for such cancellations pursuant to the Deposit Agreement.

You should carefully read the section titled “Description of American Depositary Shares” on page 22 of this prospectus and the Deposit Agreement to better understand the terms of the ADSs.

Selling Shareholder	All of the Offered ADSs are being offered by the Selling Shareholder. See “Selling Shareholder” on page 29 of this prospectus for more information on the Selling Shareholder.

Use of proceeds

The Selling Shareholder will receive all of the proceeds from the sale of Offered ADSs for sale by it under this prospectus. We will not receive proceeds from the sale of the Offered ADSs by the Selling Shareholder. However, we may receive proceeds of up to $15.75 million from the sale of ADSs to the Selling Shareholder and exercise of the Warrant under the Purchase Agreement described above. Any proceeds from the Selling Shareholder that we receive under the Purchase Agreement and Warrant are expected to be used for general corporate purposes, including working capital. See “Use of Proceeds” on page 16 of this prospectus.

Risk factors	See “Risk Factors” beginning on page 10 and the other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Listing	The ADSs are listed on the Nasdaq Capital Market under the symbol “KZIA.”

RISK FACTORS

Investing in the ADSs involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” in our Annual Report on Form 20-F for the year ended June 30, 2023, as filed with the SEC, and all other information contained in, or incorporated by reference in, this prospectus, as updated by those subsequent filings with the SEC under the Exchange Act, before making an investment decision. The risks and uncertainties described below and incorporated by reference are not the only ones we face. Additional risks and uncertainties not presently known to us may also adversely affect our business. Our business, financial condition and/or results of operations could be materially and adversely affected if any of these risks occur, and as a result the trading price of the ADSs could decline and you could lose all or part of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors.

Risks Related to this Offering, Our Ordinary Shares, and the ADSs

It is not possible to predict the actual number of ADSs we will sell under the Purchase Agreement to the Selling Shareholder, or the actual gross proceeds resulting from those sales.

Subject to certain limitations in the Purchase Agreement and compliance with applicable law, we have the discretion to deliver notices to the Selling Shareholder at any time throughout the term of the Purchase Agreement. The actual number of ADSs that are sold to the Selling Shareholder may depend based on a number of factors, including the market price of ADSs during the sales period. Actual gross proceeds may be less than $15.75 million, which may impact our future liquidity. Because the price per ADS sold to the Selling Shareholder will fluctuate during the sales period, it is not currently possible to predict the number of ADSs that will be sold or the actual gross proceeds to be raised in connection with those sales.

Investors who buy ADSs in this offering at different times will likely pay different prices.

Investors who purchase ADSs in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. In connection with the Alumni Capital Transaction, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of ADS sold to Alumni Capital. Similarly, Alumni Capital may sell such ADSs at different times and at different prices. Investors may experience a decline in the value of the ADSs they purchase from the Selling Shareholder in this offering as a result of sales made by us in future transactions to Alumni Capital at prices lower than the prices they paid.

The issuance of ADSs to the Selling Shareholder may cause substantial dilution to our existing shareholders and the sale of such ADSs acquired by the Selling Shareholder could cause the price of the ADSs to decline.

We are registering for resale by the Selling Shareholder up to 88,500,000 ADSs. The number of ADSs ultimately offered for resale by the Selling Shareholder under this prospectus is dependent upon the number of ADSs issued to the Selling Shareholder pursuant to the Purchase Agreement. Depending on a variety of factors, including market liquidity of the ADSs, the issuance of ADSs to the Selling Shareholder may cause the trading price of the ADSs to decline.

The sale of a substantial number of the ADSs by the Selling Shareholder in this offering, or anticipation of such sales, could cause the trading price of the ADSs to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire.

The market price of the ADSs has been and will likely continue to be volatile and you could lose all or part of your investment.

The market price of the ADSs has been and may continue to be highly volatile and could be subject to large fluctuations in response to the risk factors discussed in this section, and others beyond our control, including the following:

•	unacceptable toxicity findings in animals or humans;

•	lack of efficacy in human trials at Phase II stage or beyond;

•	announcements of technological innovations by us and our competitors;

•	new products introduced or announced by us or our competitors;

•	changes in financial estimates by securities analysts;

•	actual or anticipated variations in operating results;

•	expiration or termination of licenses, research contracts or other collaboration agreements;

•	conditions or trends in the regulatory climate in the biotechnology, pharmaceutical and genomics industries;

•	changes in the market values of similar companies;

•	the liquidity of any market for our securities; and

•	additional sales by us of our securities.

In addition, equity markets in general and the market for biotechnology and life sciences companies in particular, have experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the companies traded in those markets. Further changes in economic conditions in Australia, the U.S., EU, or globally, could impact our ability to grow profitably. Adverse economic changes are outside our control and may result in material adverse effects on our business or results of operations. These broad market and industry factors may materially affect the market price of the ADSs regardless of our development and operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources.

If the market price of the ADSs falls and remains below $5.00 per share, under stock exchange rules, our shareholders will not be able to use such ADSs as collateral for borrowing in margin accounts. This inability to use ADSs as collateral may depress demand as certain institutional investors are restricted from investing in securities priced below $5.00 and may lead to sales of such ADSs, creating downward pressure on and increased volatility in the market price of the ADSs.

If we cannot meet Nasdaq’s continued listing requirements, Nasdaq may delist the ADSs, which could have an adverse impact on the liquidity and market price of the ADSs.

The ADSs are currently listed on the Nasdaq Capital Market. On November 20, 2023, we received a letter from the Listing Qualifications Staff of Nasdaq notifying us that, for the previous 30 consecutive business days, the bid price for the ADSs had closed below the minimum $1.00 bid price per share requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). Under Nasdaq Listing Rules, we had 180 calendar days from the date of the notice, or until May 20, 2024, to regain compliance with the minimum bid price requirement, during which time the ADSs continued to trade as normal on the Nasdaq Capital Market.

On May 22, 2024, we received a letter from Nasdaq notifying us that, while we have not regained compliance with the minimum bid price requirement, Nasdaq has determined that we are eligible for an additional 180 calendar day period, or until November 18, 2024, to regain compliance with the minimum bid price requirement. If at any time before November 18, 2024, the bid price of the ADSs closes at or above $1.00 per share for a minimum of 10 consecutive business days, we will regain compliance with the minimum bid requirement. If we do not regain compliance during this period, we may be subject to delisting from Nasdaq.

Nasdaq’s determination was based on us meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on The Nasdaq Capital Market, with the exception of the minimum bid price requirement, and our written notice to Nasdaq of its intention to cure the deficiency during the second compliance period and, if necessary, by effecting a ratio change of the ADSs to its ordinary shares.

We cannot assure you that we will regain compliance, or if we do regain compliance, that we will remain in compliance with all applicable requirements for continued listing on the Nasdaq Capital Market. If we fail to sustain compliance with all applicable requirements for continued listing on the Nasdaq Capital Market, the ADSs may be subject to delisting by Nasdaq. This could inhibit the ability of holders of the ADSs to trade their ADSs in the open market, thereby severely limiting the liquidity of such ADSs. Although holders of the ADSs may be able to trade such ADSs on the over-the-counter market, there can be no assurance that this would occur. Further, the over-the-counter market provides significantly less liquidity than Nasdaq and other national securities exchanges, is thinly traded and highly volatile, has fewer market makers and is not followed by analysts. As a result, your ability to trade or obtain quotations for these securities may be more limited than if they were quoted on Nasdaq or other national securities exchanges.

Raising additional capital may cause dilution to our existing shareholders, restrict our operations or cause us to relinquish valuable rights.

We may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity, convertible debt securities or other equity-based derivative securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as holder of ADSs. Any indebtedness we incur would result in increased fixed payment obligations and could involve restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Any debt or additional equity financing that we raise may contain terms that are not favorable to us or our shareholders. Furthermore, the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of the ADSs to decline and existing shareholders may not agree with our financing plans or the terms of such financings. If we raise additional funds through strategic partnerships, collaborations, and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our intellectual property, technologies or our product candidates, or grant licenses on terms unfavorable to us.

Future sales or issuances of the ADSs in the public markets, or the perception of such sales, could depress the trading price of the ADSs.

The sale of a substantial number of shares or ADSs or other equity-related securities in the public markets, or the perception that such sales could occur, could depress the market price of the ADSs and impair our ability to raise capital through the sale of additional equity securities. We may sell large quantities of the ADSs at any time in one or more separate offerings. We cannot predict the effect that future sales of ADSs or other equity-related securities would have on the market price of the ADSs.

You are reliant on the Depositary to exercise your voting rights and to receive distributions on ADSs and, as a result, you may be unable to exercise your voting rights on a timely basis or you may not receive certain distributions.

In certain circumstances, holders of ADSs may have limited rights relative to holders of ordinary shares. The rights of holders of ADSs with respect to the voting of ordinary shares and the right to receive certain distributions may be limited in certain respects by the Deposit Agreement entered into by us and The Bank of New York Mellon. For example, although ADS holders are entitled under the Deposit Agreement, subject to any applicable provisions of Australian law and of our Constitution, to instruct the depositary as to the exercise of the voting rights pertaining to the ordinary shares represented by the ADSs, and the depositary has agreed that, if we asked it to solicit voting instructions, it will try, as far as practical, to vote the ordinary shares so represented in accordance with such instructions, ADS holders may not receive notices sent by the depositary in time to ensure that the depositary will vote the ordinary shares. This means that, from a practical point of view, the holders of ADSs may not be able to exercise their right to vote. In addition, under the Deposit Agreement, the depositary has the right to restrict distributions to holders of the ADSs in the event that it is unlawful or impractical to make such distributions. We have no obligation to take any action to permit distributions to holders of the ADSs. As a result, holders of ADSs may not receive distributions.

We do not currently intend to pay dividends on our securities and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of the ADSs.

We have not declared or paid any cash dividends on our ordinary shares since November 2012 and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our operations and growth. Therefore, you are not likely to receive any dividends on your ADSs for the foreseeable future and the success of an investment in the ADSs will depend upon any future appreciation in its value. Consequently, investors may need to sell all or part of their holdings of the ADSs after price appreciation, which may never occur, as the only way to realize any future gains on their investment. There is no guarantee that the ADSs will appreciate in value or even maintain the price at which our shareholders have purchased them. Investors seeking cash dividends should consider not purchasing the ADSs.

THE ALUMNI CAPITAL TRANSACTION

On April 19, 2024, we entered into the Purchase Agreement with Alumni Capital. Pursuant to the Purchase Agreement, we may sell to Alumni Capital up to $15,000,000 (the “Investment Amount”), of ADSs (the “Purchase Notice Securities”), from time to time during the term of the Purchase Agreement. The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. Pursuant to the Purchase Agreement, we also agreed to file a registration statement with the SEC, covering the resale of ADSs issued or sold to Alumni Capital under the Purchase Agreement under the Securities Act (the “Registration Statement”).

In consideration for Alumni Capital’s execution and delivery of the Purchase Agreement, we are obligated to issue to Alumni Capital a warrant (the “Warrant”), valid for a term of three (3) years, entitling Alumni Capital to purchase ADSs (the “Warrant ADSs”) with a value (calculated based on the then-current ADS to Ordinary Shares ratio) equal to five percent (5%) of the Investment Amount. The Warrant exercise price is variable and is equal to $6,000,000 divided by the number of outstanding Ordinary Shares as of the time of exercise, multiplied by the then-current ADS to Ordinary Share ratio. Alumni Capital may exercise the Warrant on a cashless basis if we do not maintain an effective registration statement.

We cannot sell any ADSs to Alumni Capital until the date that the Registration Statement is declared effective by the SEC and a final prospectus in connection therewith is filed and all of the other conditions set forth in the Purchase Agreement are satisfied (such date, the “Commencement Date”).

We do not have the right to issue Purchase Notice Securities and Alumni Capital has no obligation to purchase any Purchase Notice Securities if the issuance of the Ordinary Shares underlying such Purchase Notice Securities would result in Alumni Capital and its associates holding more than 19.9% of our outstanding Ordinary Shares (the “Exchange Cap”), unless we obtain shareholder approval to issue ADSs in excess of the Exchange Cap.

Beginning on the Commencement Date and until December 31, 2025, under the terms and subject to the conditions of the Purchase Agreement, from time to time, at our discretion, we have the right, but not the obligation, to issue to Alumni Capital, and Alumni Capital is obligated to purchase, the Purchase Notice Securities, subject to certain limitations set forth in the Purchase Agreement. Specifically, from time to time, from and after the Commencement Date, we may, at our discretion, direct Alumni Capital to purchase the Purchase Notice Securities on any single business day no greater than $500,000 in ADSs ($1,000,000 for the initial purchase thereunder), unless waived upon mutual discretion between us and Alumni Capital, up to an amount no greater than $2,500,000. The purchase price in respect of any purchase notice shall equal the lowest closing price of the ADSs during the five business days prior to the closing of any purchase thereunder, multiplied by 95% (90% for the initial purchase pursuant to the Purchase Agreement).

The Purchase Agreement also prohibits us from directing Alumni Capital to purchase any ADSs if those ADSs, when aggregated with all other ADSs then beneficially owned by Alumni Capital and its affiliates, would result in Alumni Capital and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of the then total outstanding Ordinary Shares.

The Purchase Agreement will automatically terminate on the earlier of (i) December 31, 2025; or (ii) the date that, pursuant to or within the meaning of any Bankruptcy Law (as defined in the Purchase Agreement), we commence a voluntary case or any person commences a proceeding against us, a Bankruptcy Custodian (as defined in the Purchase Agreement) is appointed for us or for all or substantially all of our property or we make a general assignment for the benefit of our creditors. The Purchase Agreement does not include any of the following: (i) limitations on our use of amounts we receive as the purchase price for the ADSs sold to Alumni Capital; (ii) financial or business covenants; (iii) restrictions on future financings (other than restrictions on its ability to enter into other equity line of credit transactions or transactions that are similar thereto); (iv) rights of first refusal; or (v) participation rights or penalties.

Issuances of ADSs to Alumni Capital under the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted as a result of any such issuance. Although the number of Ordinary Shares that our existing shareholders own will not decrease, the Ordinary Shares owned by our existing shareholders will represent a smaller percentage of our total outstanding Ordinary Shares after any such issuance of ADSs to Alumni Capital under the Purchase Agreement. There are substantial risks to our shareholders as a result of the sale and issuance of ADSs to Alumni Capital under the Purchase Agreement. See “Risk Factors.”

USE OF PROCEEDS

This prospectus relates to the Offered ADSs that may be offered and sold from time to time by Alumni Capital. We will not receive any proceeds from the resale of the Offered ADSs by Alumni Capital.

We may receive up to $15,750,000 in gross proceeds if we issue to Alumni Capital ADSs issuable pursuant to the Purchase Agreement and if the Warrant is exercised for cash. We estimate that the net proceeds to us from the sale of ADSs to Alumni Capital pursuant to the Purchase Agreement would be up to $11,896,583, assuming that we sell the full amount of ADSs that we have the right, but not the obligation, to sell to Alumni Capital under the Purchase Agreement and the Warrant is exercised for cash, and after other estimated fees and expenses. See “Plan of Distribution” elsewhere in this prospectus for more information.

We intend to use the proceeds from the Purchase Agreement, if any, for general corporate purposes, which may include working capital, expenses related to research, clinical development and commercial efforts, and general and administrative expenses. We currently have no binding agreements or commitments to complete any transaction for the possible acquisition of new therapeutic candidates, though we are currently, and likely to continue, exploring possible acquisition candidates.

DIVIDEND POLICY

Since our inception, we have not declared or paid any dividends on our shares. We intend to retain any earnings for use in our business and do not currently intend to pay cash dividends on our ordinary shares. Dividends, if any, on our outstanding ordinary shares will be declared by and subject to the discretion of our board of directors, and subject to Australian law.

Any dividend we declare will be paid to the holders of ADSs, subject to the terms of the Deposit Agreement, to the same extent as holders of our ordinary shares, to the extent permitted by applicable law and regulations, less the fees and expenses payable under the Deposit Agreement. Any dividend we declare will be distributed by the depositary bank to the holders of ADSs, subject to the terms of the Deposit Agreement. See “Description of American Depositary Shares” in the accompanying base prospectus.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2023:

•	on an actual basis;

•

on an as adjusted basis, to give effect to the sale of 1,224,478 ADSs at an average offering price of $0.325 per ADS between January 1, 2024 and March 31, 2024 (after deducting offering expenses), pursuant to the equity distribution agreement with Oppenheimer & Co. Inc., dated April 22, 2022, relating to the sale of ADSs in “at the market offerings”.

You should read this table in conjunction with the section titled “Use of Proceeds” and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying base prospectus. The information in the table below has been calculated based upon an exchange rate of A$1.00 to US$0.6532, as published by the Reserve Bank of Australia on March 31, 2024.

(In thousands)	Actual December 31, 3023 (US$)	As Adjusted as of March 31, 2024 (US$)
Cash and cash equivalents	2,436,820	3,179,143

Equity:
Contributed equity	67,565,324	65,374,960
Unissued equity	260,073	248,362
Other contributed equity	—	—
Reserves	2,745,339	2,621,719
Accumulated losses	(66,967,761)	(63,952,254)

Total equity	3,602,975	4,292,787

Total capitalization	6,039,795	7,471,930

DESCRIPTION OF SHARE CAPITAL

General

Kazia is a public corporation registered under the Australian Corporations Act 2001 (Cth) (“Corporations Act”). Our corporate affairs are principally governed by our Constitution, the Corporations Act and Nasdaq Marketplace Rules. The ADSs trade on the Nasdaq Capital Market.

The Australian law applicable to our Constitution is not significantly different than a U.S. company’s charter documents except we do not have a limit on our authorized share capital and the concept of par value is not recognized under Australian law as further discussed under the section titled “Our Constitution” below.

Subject to restrictions on the issue of securities under our Constitution, the Corporations Act and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with the rights and restrictions and for the consideration that our board of directors determine.

The rights and restrictions attaching to ordinary shares are derived through a combination of our Constitution, the common law applicable to Australia, the Corporations Act and other applicable law. A general summary of some of the rights and restrictions attaching to our ordinary shares are summarized below. Each ordinary shareholder is entitled to receive notice of, and to be present, vote and speak at, general meetings.

Changes to Our Share Capital

As of December 31, 2023, we had (i) 263,615,444 ordinary shares outstanding and (ii) 59,224,450 outstanding options and warrants to purchase an aggregate of 59,224,450 ordinary shares.

Since January 1, 2021, the following changes have been made to our ordinary share capital:

•	On January 4, 2021, we issued 200,000 options at an exercise price of A$1.69 per option to employees under our employee share option plan;

•	On March 2, 2021, we issued 391,500 ordinary shares on conversion of options at an average exercise price of A$0.6350 per option for an aggregate consideration of approximately A$248,661

•	On March 15, 2021, we issued 25,000 ordinary shares on conversion of option at an exercise price of A$0.4930 per option for an aggregate consideration of approximately A$12,313;

•	On April 28, 2021, we issued 3,037,580 ordinary shares in the form of ADSs at a price of A$1.4070 per ADS in a public offering for an aggregate consideration of approximately A$4,274,633;

•	On May 21, 2021, we issued 2,391,865 ordinary shares in satisfaction of a milestone related to the purchase of Glioblast Pty Limited;

•	On September 9, 2021, we issued 100,000 options at an exercise price of A$1.37 per option to employees under our employee share option plan;

•	On November 16, 2021, we issued 1,000,000 options at an exercise price of A$1.69 per option to employees under our employee share option plan;

•	On November 16, 2021, we issued 1,500,000 options at an exercise price of A$2.24 per option to employees under our employee share option plan;

•	On November 16, 2021, we issued 800,000 options at an exercise price of A$1.56 per option to employees under our employee share option plan;

•	On December 15 2021, we issued 25,000 ordinary shares on conversion of options at an exercise price of A$0.6680 per option for an aggregate consideration of approximately A$16,700;

•	On February 1, 2022, we issued 500,000 options at an exercise price of A$0.94 per option to employees under our employee share option plan;

•	On February 1, 2022, we issued 800,000 options at an exercise price of A$0.94 per option to employees under our employee share option plan;

•	On May 5 2022, we issued 1,855,357 ordinary shares due to the conversion of the Triaxial convertible note triggered by completion of phase II paxalisib trial announced to ASX on April 21, 2022;

•	On May 24, 2022, we issued 100,000 options at an exercise price of A$0.78 per option to employees under our employee share option plan;

•	On May 24, 2022, we issued 10,000 ordinary shares at a price of A$0.826 per share under our ATM facility raising A$8,256 before transaction costs;

•	On June 2, 2022, we issued 10,000 ordinary shares at a price of A$0.802 per share under our ATM facility raising A$8,025 before transaction costs;

•	On June 6, 2022, we issued 88,710 ordinary shares at a price of A$0.837 per share under our ATM facility raising A$74,258 before transaction costs;

•	On June 9, 2022, we issued 603,500 ordinary shares at a price of A$0.84 per share under our ATM facility raising A$507,035 before transaction costs;

•	On June 14, 2022, we issued 75,940 ordinary shares at a price of A$0.824 per share under our ATM facility raising A$62,583 before transaction costs;

•	On June 15, 2022, we issued 2,000 ordinary shares at a price of A$0.83 per share under our ATM facility raising A$1,661 before transaction costs;

•	On June 20, 2022, we issued 4,072,660 ordinary shares at a price of A$0.869 per share under our ATM facility raising A$3,540,403 before transaction costs;

•	On July 7, 2022, we issued 573,370 ordinary shares at a price of A$0.7102 per share under our ATM facility raising A$407,201 before transaction costs;

•	On August 8, 2022, we issued 8,561,490 ordinary shares at a price of A$0.3316 per share under our ATM facility raising A$2,839,346 before transaction costs;

•	On August 9, 2022, we issued 10,000 ordinary shares at a price of A$0.2723 per share under our ATM facility raising A$2,723 before transaction costs;

•	On August 10, 2022, we issued 158,020 ordinary shares at a price of A$0.2465 per share under our ATM facility raising A$38,949 before transaction costs;

•	On August 11, 2022, we issued 330,960 ordinary shares at a price of A$0.2413 per share under our ATM facility raising A$79,868 before transaction costs;

•	On August 12, 2022, we issued 1,247,440 ordinary shares at a price of A$0.2469 per share under our ATM facility raising A$308,050 before transaction costs;

•	On September 12, 2022, we issued 651,030 ordinary shares at a price of A$0.2211 per share under our ATM facility raising A$143,964 before transaction costs;

•	On September 13, 2022, we issued 28,350 ordinary shares at a price of A$0.2187 per share under our ATM facility raising A$6,200 before transaction costs;

•	On September 14, 2022, we issued 60,000 ordinary shares to the Scientific Advisory Board;

•	On October 7, 2022, we issued 736,760 ordinary shares at a price of A$0.1789 per share under our ATM facility raising A$131,797 before transaction costs;

•	On October 28, 2022, we issued 12,296,180 ordinary shares at a price of A$0.1865 per share under our ATM facility raising A$2,293,288 before transaction costs;

•	On January 11, 2023, we issued 20,000 ordinary shares at a price of A$0.1380 per share under our ATM facility raising A$2,761 before transaction costs;

•	On January 16, 2023, we issued 25,387,018 ordinary shares at a price of A$0.11 per share in a professional and sophisticated investors placement raising A$2,792,572 before transaction costs;

•	On February 28, 2023, we issued 15,522,075 ordinary shares at a price of A$0.11 per share in a professional and sophisticated investors placement raising A$1,707,428 before transaction costs;

•	On March 3, 2023, we issued 3,930,000 ordinary options at an exercise price of A$0.15 per option to employees under our employee share option plan.

•	On March 3, 2023, we issued 23,691,045 ordinary shares at a price of A$0.11 per share in a share placement plan to existing eligible shareholders raising A$2,606,000 before transaction costs;

•	On May 3, 2023, we issued 4,000,000 ordinary options at an exercise price of A$0.187 per option to employees under our employee share option plan.

•

On December 5, 2023, we issued 26,200,000 ordinary shares in the form of ADSs at a price of US$0.45 per ADS and 18,244,450 pre-funded warrants to purchase up to 1,824,445 ADSs representing 18,244,450 ordinary shares at a price of US$0.44 per pre-funded warrant with an exercise price of $0.01 per ADS in a registered direct offering for an aggregate consideration of approximately US$2 million; and

•

On December 5, 2023, we issued unregistered warrants to purchase up to 4,444,445 ADSs representing 44,444,450 ordinary shares at an exercise price of US$0.583 per ADS in a private placement for an aggregate consideration of approximately US$2.6 million.

•

On December 5, 2023, we issued Placement Agent Warrants to purchase up to 311,111 ADSs representing 3,111,110 ordinary shares at an exercise price of US$0.5625 per ADS pursuant to the Engagement Letter.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon, as depositary, has registered and delivered American Depositary Shares, also referred to as ADSs. Each ADS represents 10 ordinary shares (or a right to receive 10 ordinary shares) deposited with HSBC Bank Australia Limited, as custodian for the depositary. Each ADS may also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs are administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either:

•

directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System; or

•	indirectly by holding a security entitlement in ADSs through your broker or other financial institution.

If you hold ADSs directly, you are a registered ADS holder, or ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Australian law governs shareholder rights. The depositary is the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and all other persons directly or indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which summarizes certain terms of your ADSs. A copy of the deposit agreement is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the deposit agreement on the SEC’s website at http://www.sec.gov.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

•

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution to the extent reasonably practicable and permitted under law. The depositary will only distribute whole ADSs. It will try to sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares sufficient to pay its fees and expenses in connection with that distribution.

•

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for such rights.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on your behalf all in accordance with your instructions. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay the exercise price and any other charges the rights require you to pay and comply with other applicable instructions.

•

Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it determines is legal, fair and practical. If it cannot make the distribution in that way, the depositary may adopt another legal, fair and practical method. It may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives reasonably satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or any other property to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person designated by you at the office of the custodian. In the alternative, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to you a statement confirming that you are the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the number of deposited ordinary shares your ADSs represent. The depositary will notify you of shareholders’ meetings and arrange to deliver our voting materials to you upon our request. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date established by the depositary.

Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares underlying the ADSs. However, you may not know about the meeting with a sufficient amount of advance notice to withdraw the shares.

The depositary will attempt, as far as practical, subject to the laws of Australia and of our Constitution or similar documents, to vote or to have its agents vote the shares or other deposited securities represented by your ADSs as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing ordinary shares or ADS holders must pay the depositary:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

Persons depositing or withdrawing ordinary shares or ADS holders must pay the depositary:	For:

$.05 (or less) per ADS	• Any cash distribution to you

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to you

$.05 (or less) per ADS per calendar year	• Depositary services

Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)

• Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid. The depositary may collect any of its fees by deduction from any cash distribution payable to you.

From time to time, the depositary may make payments to us to reimburse or share revenue from the fees collected from you, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
• Reclassify, split up or consolidate any of the deposited securities	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.
• Distribute securities in respect of deposited shares that are not distributed to you

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary may initiate termination of the deposit agreement if at any time 60 days shall have expired after the depositary delivered to us a written resignation notice and a successor depositary has not been appointed and accepted its appointment, an insolvency event or delisting event occurs, or a termination option event has occurred or will occur. If termination of the deposit agreement is initiated, the depositary shall deliver a notice of termination to you setting a date for termination, which shall be at least 90 days after the date of that notice, and the deposit agreement shall terminate on that date. After termination, the depositary and its agents will do the following under the deposit agreement (but nothing else):

•	collect distributions on the deposited securities;

•	sell rights and other property; and

•	deliver shares and other deposited securities upon cancellation of ADSs.

At any time after termination, the depositary may sell any remaining deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to indemnify the relevant persons under the deposit agreement and to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

•

when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our ordinary shares;

•	when you owe money to pay fees, taxes and similar charges; and

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the depositary may register the ownership of uncertificated ADSs, which ownership may be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Disclosure of Interests

We may from time to time request ADS holders to provide information as to the capacity in they own or owned ADSs and regarding the identity of any other persons then or previously interested in such ADSs and the nature of such interest. Each ADS holder agrees to provide any information of that kind that is requested by us or the depositary. To the extent that provisions of or governing the deposited securities or the rules or regulations of any governmental authority or securities exchange or automated quotation system may require the disclosure of beneficial or other ownership of deposited securities, other shares and other securities to us or other persons and may provide for blocking transfer and voting or other rights to enforce such disclosure or limit such ownership, the depositary has agreed to use its reasonable efforts to comply with our written instructions in respect of any such enforcement or limitation.

SELLING SHAREHOLDER

This prospectus relates to the possible resale from time to time by Alumni Capital of any or all of the ADSs that may be issued by us to Alumni Capital under the Purchase Agreement. For additional information regarding the issuance of ADSs covered by this prospectus, see the section titled “Alumni Capital Transaction” above. We are registering the ADSs pursuant to the provisions of the Purchase Agreement in order to permit the Selling Shareholder to offer the ADSs for resale from time to time. Except for the transactions contemplated by the Purchase Agreement, Alumni Capital has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Shareholder” means Alumni Capital.

The table below presents information regarding the Selling Shareholder and the ADSs that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Shareholder, and reflects holdings as of May 13, 2024. The number of shares in the column “Maximum Number of ADSs to be Offered Pursuant to this Prospectus” represents all of the ADSs that the Selling Shareholder may offer under this prospectus. The Selling Shareholder may sell some, all or none of its ADSs in this offering. We do not know how long the Selling Shareholder will hold the ADSs before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholder regarding the sale of any of the ADSs.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes Ordinary Shares with respect to which the Selling Shareholder has voting and investment power. The percentage of ADSs beneficially owned by the Selling Shareholder prior to the offering shown in the table below is based on an aggregate of 297,691,644 Ordinary Shares outstanding on May 13, 2024, represented by 29,769,164 ADSs. Because the purchase price of the ADSs issuable under the Purchase Agreement is determined on each purchase date, the number of ADSs that may actually be sold by us under the Purchase Agreement may be fewer than the number of ADSs being offered by this prospectus. The fourth column assumes the sale of all of the ADSs offered by the Selling Shareholder pursuant to this prospectus.

	Number of ADSs Owned Prior to Offering		Maximum Number of ADSs to be Offered Pursuant to this Prospectus	Number of ADSs Owned After Offering
Name of Selling Shareholder	Number	Percent		Number(1)	Percent(2)
Alumni Capital LP(3)	0	*	88,500,000	0	0

*	Represents beneficial ownership of less than 1% of the outstanding Ordinary Shares.
(1)	Assumes the sale of all ADSs being offered pursuant to this prospectus.
(2)	The denominator is based on 297,691,644 Ordinary Shares outstanding as of May 13, 2024, represented by 29,769,164 ADSs, which includes the total number of ADSs registered hereby.
(3)

The business address of Alumni Capital LP is 80 S.W. 8th Street Suite 2000, Miami, FL 33131. The general partner of Alumni Capital LP is Alumni Capital GP LLC. Ashkan Mapar is the manager of Alumni Capital GP LLC and as such has voting and disposition control over the Shares. We have been advised that none of Alumni Capital LP, Alumni Capital GP LLC nor Ashkan Mapar is a member of the Financial Industry Regulatory Authority (“FINRA”), or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer.

MATERIAL TAX CONSIDERATIONS

U.S. Taxation

This section describes certain material U.S. federal income tax consequences to a U.S. holder (as defined below) of owning Ordinary Shares or ADSs. It applies only to Ordinary Shares or ADSs that are held as capital assets for tax purposes. This section does not apply to a holder of Ordinary Shares or ADSs that is a member of a class of holders subject to special rules, including a financial institution, a dealer or trader in securities, a regulated investment company, a real estate investment trust, a grantor trust, a U.S. expatriate, a tax-exempt organization, an insurance company, a person liable for alternative minimum tax, a person who actually or constructively owns 10% or more of the stock of the Company, a person that holds Ordinary Shares or ADSs as part of a straddle or a hedging or conversion transaction, a person that purchases or sells Ordinary Shares or ADSs as part of a wash sale for tax purposes, or a person whose functional currency is not the U.S. dollar. Further, this description does not address state, local, non-U.S, or other tax laws, nor does it address the 3.8% U.S. federal Medicare tax on net investment income, the alternative minimum tax or the U.S. federal gift and estate tax consequences of owning and disposing of Ordinary Shares or ADSs.

For purposes of this description, a “U.S. holder” is a beneficial owner of Ordinary Shares or ADSs who holds such Ordinary Shares or ADSs as capital assets within the meaning of the Code and is, for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States or any state thereof, including the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that either (a) is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all substantial decisions or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership holds the Ordinary Shares or ADSs, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Ordinary Shares or ADSs should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Ordinary Shares or ADSs.

The discussion is based on the Code, administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury Regulations, all as of the date hereof, changes to any of which may affect the tax consequences described herein—possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not take a contrary or different position concerning the tax consequences of the ownership and disposition of our Ordinary Shares or ADSs or that such a position would not be sustained by a court. We have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax considerations relating to the purchase, ownership or disposition of our Ordinary Shares or ADSs. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of our Ordinary Shares or ADSs in their particular circumstances.

This section is in part based on the representations of the Depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

Exchange of ADSs for Ordinary Shares

In general, for U.S. federal income tax purposes, a holder of ADSs will be treated as the owner of the Ordinary Shares represented by those ADSs. Exchanges of Ordinary Shares for ADSs, and ADSs for Ordinary Shares generally will not be subject to U.S. federal income tax.

Distributions

Subject to the Passive Foreign Investment Company (“PFIC”) rules discussed below, U.S. holders generally will include as dividend income the U.S. dollar value of the gross amount of any distributions of cash or property

(without deduction for any withholding tax), other than certain pro rata distributions of Ordinary Shares, with respect to Ordinary Shares or ADSs to the extent the distributions are made from our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. A U.S. holder will include the dividend income on the day actually or constructively received (i) by the holder, in the case of Ordinary Shares, or (ii) by the depositary, in the case of ADSs. We do not intend to maintain calculations of earnings and profits, as determined for U.S. federal income tax purposes. Consequently, any distributions generally will be treated as dividend income.

Dividends paid to a non-corporate U.S. holder on shares or ADSs will generally be taxable at the preferential rates applicable to long-term capital gains provided (a) that certain holding period requirements are satisfied, (b) (i) the U.S.-Australia income tax treaty (“the Treaty”) is a qualified treaty and we are eligible for benefits under the Treaty or (ii) our Ordinary Shares or ADSs are readily tradable on a U.S. securities market, and (c) provided that we were not, in the taxable year prior to the year in which the dividend was paid, and are not, in the taxable year in which the dividend is paid, a PFIC. The Treaty has been approved for the purposes of the qualified dividend rules and the ADSs are listed on Nasdaq. If the Company is a PFIC, any dividends paid to a noncorporate U.S. holder will not qualify for the preferential tax rates ordinarily applicable to “qualified dividends.” In the case of a corporate U.S. holder, dividends on shares and ADSs are taxed as ordinary income and will not be eligible for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

The amount of any cash distribution paid in any foreign currency will be equal to the U.S. dollar value of such currency, calculated by reference to the spot rate in effect on the date such distribution is received by the U.S. holder or, in the case of ADSs, by the Depositary, regardless of whether and when the foreign currency is in fact converted into U.S. dollars. If the foreign currency is converted into U.S. dollars on the date received, the U.S. holder generally should not recognize foreign currency gain or loss on such conversion. If the foreign currency is not converted into U.S. dollars on the date received, the U.S. holder will have a basis in the foreign currency equal to its U.S. dollar value on the date received, and generally will recognize foreign currency gain or loss on a subsequent conversion or other disposal of such currency. Such foreign currency gain or loss generally will be treated as U.S. source ordinary income or loss for foreign tax credit limitation purposes.

Dividends will be income from sources outside the United States, and generally will be “passive category” income or, for certain taxpayers, “general category” income, which are treated separately from each other for the purpose of computing the foreign tax credit allowable to a U.S. holder. The availability of the foreign tax credit and the application of the limitations on its availability are fact specific and are subject to complex rules. In general, a taxpayer’s ability to use foreign tax credits may be limited and is dependent on the particular circumstances. U.S. holders should consult their own tax advisors with respect to these matters.

Sale, Exchange or other Disposition of Ordinary Shares or ADSs

Subject to the PFIC rules discussed below, a U.S. holder who sells or otherwise disposes of Ordinary Shares or ADSs will recognize a capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount realized and the holder’s tax basis, determined in U.S. dollars, in those Ordinary Shares or ADSs. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. The capital gain of a non-corporate U.S. holder is generally taxed at preferential rates where the holder has a holding period greater than 12 months in the shares or ADSs sold. There are limitations on the deductibility of capital losses.

The U.S. dollar value of any foreign currency received upon a sale or other disposition of Ordinary Shares or ADSs will be calculated by reference to the spot rate in effect on the date of sale or other disposal (or, in the case of a cash basis or electing accrual basis taxpayer, at the spot rate of exchange on the settlement date). A U.S. holder will have a tax basis in the foreign currency received equal to that U.S. dollar amount, and generally will recognize foreign currency gain or loss on a subsequent conversion or other disposal of the foreign currency.

This foreign currency gain or loss generally will be treated as U.S. source ordinary income or loss for foreign tax credit limitation purposes. If such foreign currency is converted into U.S. dollars on the date received by the U.S. holder, a cash basis or electing accrual basis U.S. holder should not recognize any gain or loss on such conversion.

Passive Foreign Investment Company

A non-U.S. corporation will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•

75% or more of its gross income for such year is “passive income” which for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions and gains from assets that produce passive income; or

•

50% or more of the value of its gross assets (based on an average of the quarterly values of the gross assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

Passive income does not include rents and royalties derived from the active conduct of a trade or business. If the stock of a non-U.S. corporation is publicly traded for the taxable year, the asset test is applied using the fair market value of the assets for purposes of measuring such corporation’s assets. If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income for purposes of the PFIC income and asset tests. If the stock of a non-U.S. corporation is publicly-traded for the taxable year, the asset test is applied using the fair market value of the assets for purposes of measuring such corporation’s assets. If we were a PFIC in any year during a U.S. holder’s holding period for our Ordinary Shares or ADSs, we would ordinarily continue to be treated as a PFIC for each subsequent year during which the U.S. holder owned the Ordinary Shares or ADSs, regardless of whether we continue to meet the tests described above unless (a) we ceased to be a PFIC and (b) the U.S. holder has made a deemed sale election under the PFIC rules which may result in recognition of gain (but not loss), taxable under the PFIC rules described below, without the receipt of any corresponding cash. Based on the composition of our assets and income, we believe that we were not a PFIC for U.S. federal income tax purposes with respect to our 2022 taxable year2. However, the determination of PFIC status is a fact-intensive determination that must be made annually at the close of each taxable year applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. As a result, there can be no assurance that we will not be treated as a PFIC for the current or any future taxable year. Changes in the nature of our income or assets or a decrease in the trading price of our Ordinary Shares or ADSs may cause us to be considered a PFIC in the current or any subsequent year.

If we are a PFIC, and you are a U.S. holder, then unless you make one of the elections described below, a special tax regime will apply to both (a) any “excess distribution” by us to you (generally, your ratable portion of distributions in any year which are greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period for our Ordinary Shares) and (b) any gain realized on the sale or other disposition of the Ordinary Shares. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (a) the excess distribution or gain had been realized ratably over your holding period, (b) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax at the U.S. holder’s regular ordinary income rate for the current year and would not be subject to the interest charge discussed below), and (c) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. In addition, dividend distributions made to you will not qualify for the lower rates of taxation applicable to long-term capital gains discussed above under “Distributions.”

[2]	Note to Company – Can you please advise whether there has been any change in the PFIC determination as of 2023? This should be updated.

Certain elections may potentially be used to reduce the adverse impact of the PFIC rules on U.S. Holders (“qualifying electing fund”, or QEF) , and “mark-to-market” elections), but these elections may accelerate the recognition of taxable income and may result in the recognition of ordinary income.

The rules described above for excess distributions would not apply to a U.S. holder if the U.S. holder makes a timely QEF election for the first taxable year of the U.S. holding period for Ordinary Shares and we comply with specified reporting requirements. A timely QEF election for a taxable year generally must be made on or before the due date (as may be extended) for filing the taxpayer’s U.S. federal income tax return for the year. A U.S. holder who makes a QEF election generally must report on a current year basis a pro rata share of our ordinary earnings and net capital gain for any taxable year in which we are a PFIC, whether or not those earnings or gains are distributed. A U.S. holder who makes a QEF election must file a Form 8621 with its annual income tax return. If we determine we are a PFIC for any taxable year, we intend to make available an information statement that will contain the necessary information required for a U.S. holder to make a QEF election with respect to our Ordinary Shares. We may choose to provide such information on our website.

If a U.S. holder does not make a QEF election for the first taxable year of the U.S. holder’s holding period for Ordinary Shares during which we are a PFIC, the QEF election will not be treated as timely and the adverse tax regime described above would apply to dispositions of or excess distributions on the Ordinary Shares. In such case, a U.S. holder may make a deemed sale election whereby the U.S. holder would be treated as if the U.S. holder had sold the Ordinary Shares in a fully taxable sale at fair market value on the first day of such taxable year in which the QEF election takes effect. Such U.S. holder would be required to recognize any gain on the deemed sale as an excess distribution and pay any tax and interest due on the excess distribution when making the deemed sale election. The effect of such further election would be to restart the U.S. holder’s holding period in the Ordinary Shares, subject to the QEF regime, and to purge the PFIC status of such Ordinary Shares going forward.

If a U.S. holder makes the mark-to-market election with respect to Ordinary Shares, the U.S. holder generally will recognize as ordinary income any excess of the fair market value of the Ordinary Shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the Ordinary Shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. holder makes the election, the U.S. holder’s tax basis in the Ordinary Shares will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). The mark-to-market election is available only if we are a PFIC and our Ordinary Shares are “regularly traded” on a “qualified exchange”. Our Ordinary Shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the Ordinary Shares are traded on a qualified exchange on at least 15 days during each calendar quarter (subject to the rule that trades that have as one of their principle purposes the meeting of the trading requirement as disregarded). The Nasdaq is a qualified exchange for this purpose and consequently, if the Ordinary Shares are regularly traded, the mark-to-market election should be available to a U.S. holder.

U.S. holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.

If we are a PFIC, the general tax treatment for U.S. holders described in this section would apply to indirect distributions and gains deemed to be realized by U.S. holders in respect of any of our subsidiaries that also may be determined to be PFICs.

If a U.S. holder owns Ordinary Shares during any year in which we are a PFIC and the U.S. holder recognizes gain on a disposition of our Ordinary Shares or receives distributions with respect to our Ordinary Shares, the

U.S. Holder generally will be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to the company, generally with the U.S. holder’s federal income tax return for that year. If our company were a PFIC for a given taxable year, then you should consult your tax advisor concerning your annual filing requirements.

The U.S. federal income tax rules relating to PFICs are complex. Prospective U.S. investors are urged to consult their tax advisers with respect to the ownership and disposition of our Ordinary Shares or ADSs, the consequences to them of an investment in a PFIC, any elections available with respect to our Ordinary Shares and the IRS information reporting obligations with respect to the ownership and disposition of our Ordinary Shares or ADSs.

U.S. Information Reporting and Back-up Withholding

Dividend payments with respect to our Ordinary Shares or ADSs and proceeds from the sale or other disposition of our Ordinary Shares or ADSs may be subject to information reporting to the IRS and possible U.S. backup withholding. Back-up withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from back- up withholding. U.S. holders who are required to establish their exempt status may be required to provide such certification on Internal Revenue Service (“IRS”) Form W-9. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and back-up withholding rules.

Back-up withholding is not an additional tax. Amounts withheld as back-up withholding may be credited against a U.S. holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the back-up withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Information With Respect to Foreign Financial Assets

Certain U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information statement along with their U.S. federal tax returns, currently on IRS Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer that are not held in accounts maintained by financial institutions. If a U.S. holder does not include in such holder’s gross income an amount relating to one or more specified foreign financial assets, and the amount such U.S. holder omits is more than $5,000, any tax such U.S. holder owes for the tax year can be assessed at any time within 6 years after the filing of such U.S. holder’s federal tax return. U.S. holders who fail to report the required information could be subject to substantial penalties. U.S. holders are encouraged to consult with their own tax advisors regarding the possible application of the foregoing to our Ordinary Shares or ADSs in light of their particular circumstances.

Australian Tax Considerations

In this section, we discuss the material Australian income tax, stamp duty and goods and services tax considerations related to the acquisition, ownership and disposal by the absolute beneficial owners of the Ordinary Shares and ADSs.

It is based upon existing Australian tax law as of the date of this registration statement, which is subject to change, possibly retrospectively. This discussion does not address all aspects of Australian tax law which may be important to particular investors in light of their individual investment circumstances, such as shares held by investors subject to special tax rules (for example, financial institutions, insurance companies, superannuation funds, trusts or tax-exempt organizations). In addition, this summary does not discuss any state tax considerations, other than stamp duty.

Prospective investors are urged to consult their tax advisors regarding the tax considerations of the acquisition, ownership and disposition of the shares. Unless otherwise mentioned, this summary is based upon the premise that the holder is a US holder (as defined in the U.S. Taxation section), is not an Australian tax resident, holds their shares on capital account for Australian tax purposes, and is not carrying on business in Australia through a permanent establishment (referred to as a “Non-Australian Investor” in this summary).

Australian Income Tax

Nature of ADSs for Australian Taxation Purposes

Ordinary shares represented by ADSs held by a U.S. holder will be treated for Australian taxation purposes as held under a “bare trust” for such holder. Consequently, the underlying Ordinary Shares will be regarded as owned by the ADS holder for Australian income tax and capital gains tax purposes. Dividends paid on the underlying Ordinary Shares will also be treated as dividends paid to the ADS holder, as the person beneficially entitled to those dividends. Therefore, in the following analysis we discuss the tax consequences to Non-Australian Investors which, for Australian taxation purposes, will be the same as to U.S. holders of ADSs.

Taxation of Dividends

Australia operates a dividend imputation system under which dividends may be declared to be “franked” to the extent of tax paid on company profits. Fully franked dividends are not subject to dividend withholding tax. Dividends payable to Non-Australian Investors will be subject to dividend withholding tax, to the extent the dividends are not declared to be conduit foreign income, or CFI, and are unfranked. Dividend withholding tax will be imposed at 30%, unless a shareholder is a resident of a country with which Australia has a double taxation agreement and qualifies for the benefits of the treaty. In accordance with the provisions of the Double Taxation Convention between Australia and the United States, the maximum rate of Australian withholding tax on any unfranked portion of a dividend to which a tax resident of the United States is beneficially entitled may be reduced to 15%, with a potential further reduction to 5% where the U.S. resident beneficially entitled to the dividends is a company which holds directly 10% or more of the voting power in our company. To rely on the Double Taxation Convention a U.S. tax resident must also be a “qualified person” within the meaning of the Double Taxation Convention. Shareholders seeking to rely on the Double Taxation Convention should obtain specialist taxation advice.

Tax on Sales or other Dispositions of Shares or ADSs—Capital Gains Tax

Non-Australian Investors may disregard the whole of the capital gain or capital loss made on a sale or other disposal of Ordinary Shares or ADSs, unless they, together with any associates (as defined in Australian tax law), hold 10% or more of our issued capital at the time of disposal or throughout a 12 months period during the 24 months prior to disposal.

Non-Australian Investors who own a 10% or more interest in the company, either alone or together with their associates, should be subject to Australian capital gains tax if more than 50% of the company’s assets held directly or indirectly, determined by reference to market value of the assets at the time of sale, consists of Australian real property (which includes land and leasehold interests) or Australian mining, quarrying or prospecting rights. Net capital gains of foreign shareholders are included in the taxpayer’s assessable income and subject to income tax at the taxpayer’s marginal tax rate. The marginal tax rates for non-Australian residents, start at 32.5% for individuals. The company tax rate is 30% which may be reduced to 25% for the year ended 30 June 2023 onwards for certain small businesses. Net capital gains are calculated by reducing the taxpayer’s capital gains for the income year by its capital losses, which may only be offset against capital gains. Net capital losses may be carried forward to offset against capital gains derived in future income years. Specific loss recoupment rules apply to companies and trusts. These rules may, among other things, limit the ability to offset or obtain capital losses in a current or future income year. Shareholders should obtain specialist tax advice as to how these rules apply.

The 50% capital gains tax discount is not available to Non-Australian Investors. Companies are not entitled to a capital gains tax discount.

Broadly, where there is a disposal of certain taxable Australian property, the purchaser will be required to withhold and remit to the Australian Taxation Office (“ATO”) 12.5% of the proceeds from the sale. A transaction is excluded from the withholding requirements in certain circumstances, including where the market value of the taxable Australian property is less than A$750,000, the transaction is an on-market transaction conducted on an approved stock exchange, the transaction is in a category of certain securities lending arrangements, or the transaction is conducted using an eligible broker operated crossing system. There is also an exception to the requirement to withhold where the entity selling the shares provides the purchaser a declaration covering a certain period specifying the shares are not taxable Australian property (specifically, not ‘indirect Australian real property interests’). The Non-Australian Investor may be entitled to receive a tax credit for the tax withheld by the purchaser which they may claim in an Australian income tax return.

Tax on Sales or other Dispositions of Shares or ADSs—Revenue Account

Some Non-Australian Investors may hold Ordinary Shares or ADSs on revenue rather than on capital account for example, share traders, or those who hold their shares with a view to deriving a short term profit by selling their shares. These shareholders may have the gains made on the sale or other disposal of the Ordinary Shares and/or ADSs included in their assessable income under the ordinary income provisions of the income tax law, if the income is derived directly or indirectly from Australian sources (which is a question of facts and circumstances generally requiring specialist tax advice).

Non-Australian Investors assessable under these ordinary income provisions should be subject to income tax in Australia starting at a marginal rate of 32.5% for individuals. The company tax rate is 30% which may be reduced to 25% for the year ended 30 June 2023 onwards for certain small businesses.

Relief from Australian income tax may be available to Non-Australian Investors under the Double Taxation Convention between the United States and Australia.

To the extent an amount would be included in a Non-Australian Shareholder’s assessable income under both the capital gains tax provisions and the ordinary income provisions, the capital gain amount may be reduced, so that the shareholder may not be subject to double tax on any part of the income gain or capital gain.

Non-Australian Shareholders holding shares on revenue account should obtain advice on the application of the Australian income tax law and the Double Taxation Convention in determining the tax consequences of the disposal of their shares or ADSs.

The comments above in “Tax on Sales or Other Dispositions of Shares and ADSs -Capital Gains Tax” regarding a purchaser being required to withhold 12.5% tax on the acquisition of certain taxable Australian property equally applies where the disposal of the Australian real property asset by a foreign resident is likely to generate gains on revenue account, rather than a capital gain.

Dual Residency

If a shareholder is a resident of both Australia and the United States under those countries’ domestic taxation laws, that shareholder may be subject to tax as an Australian resident. If, however, the shareholder is an individual and determined to be a U.S. resident for the purposes of the Double Taxation Convention between the United States and Australia, the Australian tax may be subject to limitation by the Double Taxation Convention (the tie-breaker rules only apply for individuals). Shareholders should obtain specialist taxation advice in these circumstances.

Stamp Duty

No Australian stamp duty is payable on the issue, transfer and/or surrender of the ADSs or the Ordinary Shares in Kazia.

Australian Death Duty

Australia does not have estate or death duties. As a general rule, no capital gains tax liability is realized upon the inheritance of a deceased person’s shares. The disposal of inherited shares by beneficiaries may, however, give rise to a capital gains tax liability if the gain falls within the scope of Australia’s jurisdiction to tax.

Goods and Services Tax

The supply of ADSs or Ordinary Shares in Kazia will not be subject to Australian goods and services tax.

PLAN OF DISTRIBUTION

The 88,500,000 ADSs offered by this prospectus are being offered by the Selling Shareholder, Alumni Capital. The shares may be sold or distributed from time to time by the Selling Shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the ADSs offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the ADSs;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the ADSs may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the ADSs may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Alumni Capital is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Alumni Capital has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of the ADSs that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Alumni Capital has informed us that each such broker-dealer will receive commissions from Alumni Capital that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the ADSs offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the ADSs sold by the Selling Shareholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of ADSs sold by the Selling Shareholder may be less than or in excess of customary commissions. Neither we nor the Selling Shareholder can presently estimate the amount of compensation that any agent will receive from any purchasers of ADSs sold by the Selling Shareholder.

We know of no existing arrangements between the Selling Shareholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the ADSs offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of ADSs offered by this prospectus by the Selling Shareholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such ADSs by the Selling Shareholder, any compensation paid by the Selling Shareholder to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the ADSs covered by this prospectus by the Selling Shareholder.

We also have agreed to indemnify Alumni Capital and certain other persons against certain liabilities in connection with the offering of ADSs offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Alumni Capital has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Alumni Capital specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $3,103,0417.

Alumni Capital has represented to us that at no time prior to the date of the Purchase Agreement has Alumni Capital or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the ADSs, which establishes a net short position with respect to the ADSs. Alumni Capital has agreed that during the term of the Purchase Agreement, neither Alumni Capital, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the Selling Shareholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all of the ADSs offered by this prospectus have been sold by the Selling Shareholder.

The ADSs are currently listed on the Nasdaq Capital Market under the symbol “KZIA.”

Notice to Prospective Investors in Australia

This prospectus is not a disclosure document for the purposes of the Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:

You confirm and warrant that you are either:

•	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

•

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the Offering has been made;

•	a person associated with us under section 708(12) of the Corporations Act; or

•	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are not, or unable to confirm or warrant that you are, an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offering made to you under this prospectus is void and incapable of acceptance.

You warrant and agree that you will not offer any of the securities issued or sold to you pursuant to this prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

EXPENSES

The following table sets forth the estimated costs and expenses payable by the registrant expected to be incurred in connection with the issuance and distribution of the Offered ADSs being registered hereby. All of such expenses are estimates, except for the SEC registration fee.

Amount to be Paid

SEC registration fee	$3,417.00
Legal fees and expenses	300,000.00
Accountants’ fees and expenses	100,000.00
Miscellaneous	2,700,000.00

Total	$3,103,417.00

Each of the amounts set forth above, other than the registration fee, is an estimate.

LEGAL MATTERS

Legal matters with respect to U.S. federal and New York law in connection with this offering will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Certain legal matters with respect to Australian law in connection with the validity of the ordinary shares being offered by this prospectus and other legal matters will be passed upon for us by Baker & McKenzie, Sydney, Australia.

EXPERTS

The consolidated financial statements of Kazia Therapeutics Limited (the Company) as of June 30, 2023 and for the year ended June 30, 2023 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO Audit Pty Ltd, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

The consolidated financial statements as of June 30, 2022 and for each of the two years in the period ended June 30, 2022, before the effects of the restatement, due to the correction of an error, as described in Note 4 to the consolidated financial statements, and the reclassification, as described in Note 5 to the consolidated financial statements (not separately incorporated in the Prospectus) have been audited by Grant Thornton Audit Pty Ltd (Grant Thornton), an independent registered public accounting firm. The consolidated financial statements as of June 30, 2022 and for each of the two years in the period ended June 30, 2022 incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2023, have been so incorporated in reliance of the report of Grant Thornton solely with respect to those financial statements before the effects the restatement, due to the correction of an error as described in Note 4 and the reclassification as described in Note 5 to those financial statements, given on the authority of said firm as experts in auditing and accounting. The effects to the financial statements as of June 30, 2022 and 2021 and for each of the two years in the period ended June 30, 2022 of the restatement, due to the correction of an error described in Note 4 and the reclassification as described in Note 5 have been audited by BDO Audit Pty Ltd, an independent registered public accounting firm. The consolidated financial statements as of June 30, 2022 and for each of the two years in the period ended June 30, 2022 incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2023, have been so incorporated in reliance of the report of BDO Audit Pty Ltd, solely as it relates to the restatement and reclassification to those financial statements, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have a registration statement on Form F-1 filed with the SEC, including relevant exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits. As this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement, its exhibits and the documents incorporated by reference for further information with respect to us and our securities. All information we file with the SEC is available through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, which may be accessed through the SEC’s website at www.sec.gov. Information filed with the SEC may also be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please visit the SEC’s website at www.sec.gov for further information on the SEC’s Public Reference Room.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Our annual report on Form 20-F for the year ending June 30, 2023, has been filed with the SEC and an annual report on Form-20-F for subsequent years will be due within 120 days following the fiscal year end.

We are not required to disclose certain other information that is required from U.S. domestic issuers. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and Regulation FD (Fair Disclosure), which was adopted to ensure that select groups of investors are not privy to specific information about an issuer before other investors.

We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by companies filing as a domestic issuer, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, companies filing as a domestic issuer. We are liable for violations of the rules and regulations of the SEC that apply to us as a foreign private issuer.

Only the specific documents incorporated by reference above, or incorporated by reference in any prospectus supplement, are to be deemed incorporated by reference into this prospectus and the registration statement of which it is a part. No information available on or through our website, or any other website reference herein, shall be deemed incorporated by reference into this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. We specifically are incorporating by reference the following documents filed with the SEC:

•	our Annual Report on Form 20-F for the year ended June 30, 2023, filed with the SEC on October 26, 2023;

•

our Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on July 6, 2023,  August 11, 2023, September  29, 2023, October 23, 2023,  November 1, 2023, November  14, 2023, November 15, 2023,  November 20, 2023, November  21, 2023, December 1, 2023, December  6, 2023, January 12, 2024, January  18, 2024, February 21, 2024, March  26, 2024, March  27, 2024, April 19, 2024, May  1, 2024, May 17, 2024, and May 23, 2024; and

•

the descriptions of our ordinary shares and the American Depositary Shares representing the ordinary shares that are contained in  Item 10.B. “Additional Information—Memorandum and Articles of Association” and  Item 12.D “Description of Securities other than Equity Securities—American Depositary Shares” in our Annual Report on Form 20-F for the fiscal year ended June 30, 2023, filed with the SEC on October 26, 2023.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus. As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Kazia Therapeutics Limited, Level 24, Three International Towers, 300 Barangaroo Avenue, Sydney, NSW, 2000, Australia. Our telephone number is +61-2-9472-4101. You may also obtain information about us by visiting our website at www.kaziatherapeutics.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a public company limited by shares incorporated under the laws of Australia. Certain of our directors are non-residents of the United States and substantially all of their assets are located outside the United States. As a result, it may not be possible for you to:

•	effect service of process within the United States upon our non-U.S. resident directors or on us;

•

enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in the U.S. courts in any action, including actions under the civil liability provisions of U.S. securities laws;

•

enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws; or

•	bring an original action in an Australian court to enforce liabilities against our non-U.S. resident directors or us based solely upon U.S. securities laws.

You may also have difficulties enforcing in courts outside the United States judgments that are obtained in U.S. courts against any of our non-U.S. resident directors or us, including actions under the civil liability provisions of the U.S. securities laws.

With that noted, there are no treaties between Australia and the United States that would affect the recognition or enforcement of foreign judgments in Australia.

The disclosure in this section is not based on the opinion of counsel.

We have appointed Vcorp Services, LLC as our agent to receive service of process with respect to any action brought against us under the federal securities laws of the United States.

Up to 75,000,000 American Depositary Shares Representing 750,000,000 Ordinary Shares

Warrant to Purchase Up to 13,500,000 American Depositary Shares

Up to 13,500,000 American Depositary Shares Representing 135,000,000 Ordinary Shares Issuable Upon Exercise of the Warrant

Kazia Therapeutics Limited

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Australian law. Australian law provides that a company or a related body corporate of the company may provide for indemnification of officers and directors, except to the extent of any of the following liabilities incurred as an officer or director of the company:

•	a liability owed to the company or a related body corporate of the company;

•	a liability for a pecuniary penalty order made under section 1317G or a compensation order under section 961M, 1317H, 1317HA, 1317HB, 1317HC or 1317HE of the Corporations Act 2001;

•	a liability that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith; or

•	legal costs incurred in defending an action for a liability incurred as an officer or director of the company if the costs are incurred:

•	in defending or resisting proceedings in which the officer or director is found to have a liability for which they cannot be indemnified as set out above;

•	in defending or resisting criminal proceedings in which the officer or director is found guilty;

•

in defending or resisting proceedings brought by the Australian Securities & Investments Commission or a liquidator for a court order if the grounds for making the order are found by the court to have been established (except costs incurred in responding to actions taken by the Australian Securities & Investments Commission or a liquidator as part of an investigation before commencing proceedings for a court order); or

•	in connection with proceedings for relief to the officer or a director under the Corporations Act, in which the court denies the relief.

Constitution. Our Constitution provides, except to the extent prohibited by the law and the Corporations Act, for the indemnification of every person who is or has been an officer or a director of Kazia against liability (other than legal costs that are unreasonable) incurred by that person as an officer or director. This includes any liability incurred by that person in their capacity as an officer or director of a subsidiary of Kazia where the company requested that person to accept that appointment.

Indemnification Agreements. Pursuant to Deeds of Access, Insurance and Indemnity, we have agreed to indemnify our directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director.

SEC Position. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

May 2024 Waiver and Warrant Amendment and New Warrant Issuance Agreement

On December 5, 2023, we issued a warrant (the “Existing Warrant”) to purchase up to 4,444,445 ADSs at an exercise price of $0.583 per ADS as part of a private placement to an institutional investor (or the “Investor”).

On May 17, 2024, the Investor agreed to waive (the “Waiver”), the restriction in Section 4.11(b) of that certain Securities Purchase Agreement, dated November 30, 2023, by and between us and the Investor, solely in order to permit us to enter into and perform the transactions contemplated by that certain Purchase Agreement, by and between Kazia Therapeutics Limited and Alumni Capital LP, dated April 19, 2024 (the “Purchase Agreement”), including the issuance of any securities as contemplated thereby.

In connection the Waiver, on May 17, 2024, we entered into a Warrant Amendment and New Warrant Issuance Agreement (the “Warrant Amendment and New Warrant Issuance Agreement”), with the Investor wherein we agreed to issue a new warrant (the “New Warrant”), to the Investor to purchase up to 1,100,000 ADSs (the “New Warrant ADSs”) at an exercise price of $0.27 per ADS, and amend the Existing Warrant to reduce the Exercise Price (as defined in the Existing Warrant) to $0.27 per ADS. The other terms and conditions of the Existing Warrant shall remain in full force and effect. The New Warrant and New Warrant ADSs have not been registered under the Securities Act of 1933, as amended, or the Securities Act. The New Warrant was issued without registration under the Securities Act in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder.

Item 8. Exhibits and Financial Statement Schedules.

The following exhibits are filed with this Registration Statement.

The agreements included or incorporated by reference as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The undersigned registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

Exhibit Number	Exhibit Description

3.1	Constitution of Kazia Therapeutics Limited, as amended and restated on November 16, 2016 (incorporated by reference to Exhibit 1.1 to the Company’s Annual Report on Form 20-F filed with the SEC on October 25, 2017 (File No. 0-29962)).

4.1	Deposit Agreement, dated as of June 13, 2016 among Novogen Limited, The Bank of New York, as Depositary, and owners and holders from time to time of ADSs issued thereunder (incorporated by reference to Exhibit 2.1 to the Company’s Annual Report on Form 20-F filed with the SEC on October 27, 2016 (File No. 0-29962)).

4.2	Purchase Agreement, by and between Kazia Therapeutics Ltd. and Alumni Capital LP, dated as of April 19, 2024. (incorporated by reference to Exhibit 10.1 to the Form 6-K filed by the Company with the SEC on April 19, 2024).

4.3	Form of Warrant to purchase Ordinary Shares Represented by American Depositary Shares (incorporated by reference to Exhibit 4.1 to the Form 6-K filed by the Company with the SEC on April 19, 2024).

4.4	Form of Warrant to purchase Ordinary Shares Represented by American Depositary Shares (incorporated by reference to Exhibit 4.1 to the Form 6-K filed by the Company with the SEC on May 17, 2024).

Exhibit Number	Exhibit Description

5.1*	Opinion of Baker & MacKenzie LLP

10.1	Lease Agreement, dated November 1, 2015 between Coal Services Pty Limited and Novogen (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 20-F filed with the SEC on October 27, 2016 (File No. 0-29962)).

10.2	Employment Agreement for Chief Executive Officer of Novogen Limited, dated December 10, 2015 (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 20-F filed with the SEC on October 27, 2016 (File No. 0-29962)).

10.3	Employment Agreement for Director of Finance and Administration of Novogen Limited, dated as of July 3, 2017 (incorporated by reference to Exhibit 4.20 to the Company’s Annual Report on Form 20-F filed with the SEC on October 25, 2017 (File No. 0-29962)).

10.4	Convertible Note Deed Poll with Triaxial Pty Ltd Noteholders dated December 6, 2012 (incorporated by reference to Exhibit 4.6 to the Company’s Annual Report on Form 20-F filed with the SEC on October 27, 2016 (File No. 0-29962)).

10.5	Amendment to Convertible Note Deed Poll with Triaxial Pty Ltd Noteholders dated December 4, 2014 (incorporated by reference to Exhibit 4.7 to the Company’s Annual Report on Form 20-F filed with the SEC on October 27, 2016 (File No. 0-29962)).

10.6	Kazia Therapeutics Officers’ and Employees’ Share Option Plan (incorporated by reference to Exhibit 4.10 to the Company’s Annual Report on Form 20-F filed with the SEC on October 27, 2016 (File No.0-29962)).

10.7	Share Sale Agreement dated October 31, 2016 between Kilinwata Investments Pty. Ltd., Mi Ok Chong, Paul Hopper and Novogen Limited (Incorporated by reference to Exhibit 4.11 to the Company’s Annual Report on Form 20-F filed with the SEC on October 25, 2017 (File No. 0-29962)).

10.8	Exclusive License Agreement dated October 25, 2016 between Genentech, Inc. and Novogen Limited (incorporated by reference to Exhibit 4.12 to the Company’s Annual Report on Form 20-F filed with the SEC on October 25, 2017 (File No. 0-29962)).

10.9	Sabio Solutions Pty Limited Letter of Appointment – Company Secretary, dated as of September 1, 2016 (incorporated by reference to Exhibit 4.17 to the Company’s Annual Report on Form 20-F filed with the SEC on October 25, 2017 (File No. 0-29962)).

10.10	Sabio Solutions Pty Limited Contract Extension Letter, dated as of March 6, 2017 (incorporated by reference to Exhibit 4.18 to the Company’s Annual Report on Form 20-F filed with the SEC on October 25, 2017 (File No. 0-29962)).

10.11	Sabio Solutions Pty Limited Contract Extension Letter, dated as of August 23, 2017 (incorporated by reference to Exhibit 4.19 to the Company’s Annual Report on Form 20-F filed with the SEC on October 25, 2017 (File No. 0-29962)).

10.12	Investigator Initiated Clinical Trial Agreement between Kazia Therapeutics Limited and Dana-Farber/Partners Cancer Care Inc dated 17 October 2018 (incorporated by reference to Exhibit 4.12 to the Company’s Annual Report on Form 20-F filed with the SEC on October 21, 2019).

10.13	Research Funding and Supply Agreement between Alliance for Clinical Trials in Oncology Foundation and Kazia Therapeutics Limited, dated 11 June 2019 (incorporated by reference to Exhibit 4.13 to the Company’s Annual Report on Form 20-F filed with the SEC on October 21, 2019).

10.14	Master Clinical Trial Agreement between St Jude Children’s Hospital Inc. and Kazia Laboratories Pty Limited dated 17 November 2017 and associated work order date 7 June 2019 (incorporated by reference to Exhibit 4.14 to the Company’s Annual Report on Form 20-F filed with the SEC on October 21, 2019).

Exhibit Number	Exhibit Description

10.15	Memorial Sloan Kettering Cancer Center Investigator-Initiated Clinical Trial Agreement with Kazia Therapeutics Limited dated as 22 July 2019 (incorporated by reference to Exhibit 4.15 to the Company’s Annual Report on Form 20-F filed with the SEC on October 22, 2020).

10.16	Investigator Initiated Clinical Trial Agreement with Kazia Therapeutics Limited Agreement dated as 18 September 2020 (incorporated by reference to Exhibit 4.16 to the Company’s Annual Report on Form 20-F filed with the SEC on October 22, 2020).

10.17	Global Coalition for Adaptive Research, (“GCAR”) Clinical trial collaboration and supply agreement dated as 15 October 2020 (incorporated by reference to Exhibit 4.17 to the Company’s Annual Report on Form 20-F filed with the SEC on October 22, 2020).

10.18	Development and Commercialisation Licence Agreement between Kazia Therapeutics Limited and Oasmia Pharmaceutical AB, dated March 1, 2021. (incorporated by reference to Exhibit 4.18 to the Company’s Annual Report on Form 20-F filed with the SEC on October 7, 2021).

10.19	License Agreement between Kazia Therapeutics Limited and Simcere Pharmaceutical Co., Ltd., dated March 29, 2021 (incorporated by reference to Exhibit 4.19 to the Company’s Annual Report on Form 20-F filed with the SEC on October 7, 2021).

10.20	License Agreement between Kazia Therapeutics Limited and Evotec (France) SAS, dated April 19, 2021 (incorporated by reference to Exhibit 4.20 to the Company’s Annual Report on Form 20-F filed with the SEC on October 26, 2023).

10.21✓	Employment agreement between Kazia Therapeutics Inc. and John Friend dated September 20, 2021 (incorporated by reference to Exhibit 4.21 to the Company’s Annual Report on Form 20-F filed with the SEC on October 26, 2023).

10.22	Addendum to employment agreement between Kazia Therapeutics Inc. and John Friend dated June 7, 2023 (incorporated by reference to Exhibit 4.23 to the Company’s Annual Report on Form 20-F filed with the SEC on October 26, 2023).

10.23	Equity Distribution Agreement, dated April 22, 2022, by and between the Company and Oppenheimer & Co., LLC (incorporated by reference to Exhibit 1.1 to the Form 6-K filed by the Company with the SEC on April 22, 2022).

10.24	Securities Purchase Agreement, by and among Kazia Therapeutics Ltd. and each purchaser thereto. (incorporated by reference to Exhibit 10.1 to the Form 6-K filed by the Company with the SEC on December 6, 2023).

10.25	Purchase Agreement, by and among Kazia Therapeutics Ltd. and each purchaser thereto. (incorporated by reference to Exhibit 10.1 to the Form 6-K filed by the Company with the SEC on April 19, 2024).

10.26	Warrant Amendment and New Warrant Issuance Agreement between Kazia Therapeutics Ltd. and the holder thereto (incorporated by reference to Exhibit 10.1 to the Form 6-K filed by the Company with the SEC on May 17, 2024).

23.1*	Consent of BDO

23.2*	Consent of Grant Thornton

23.3*	Consent of Baker & MacKenzie LLP (included in Exhibit 5.1)

107*	Filing Fee Table

*	Filed herewith.
✓

Certain confidential information in this exhibit was omitted by means of marking such information with brackets (“[xxx]”) because the identified confidential information is not material and is the type that the registrant treats as private or confidential.

Item 9. Undertakings.5

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b) That, for the purpose of determining liability under the Securities Act to any purchasers, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sydney, Australia on May 29, 2024.

KAZIA THERAPEUTICS LIMITED

By:	/s/ John Friend
Name:	John Friend
Title:	Chief Executive Officer

By:	/s/ Gabrielle Heaton
Name:	Gabrielle Heaton
Title:	Vice President, Finance and Administration

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Kazia Therapeutics Limited, a company incorporated under the laws of the State of NSW, Australia, do hereby constitute and appoint John Friend and Gabrielle Heaton, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Friend John Friend	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	May 29, 2024

/s/ Gabrielle Heaton Gabrielle Heaton	Vice President, Finance and Administration (Principal Financial and Accounting Officer)	May 29, 2024

/s/ Steven Coffey Steven Coffey	Director	May 29, 2024

/s/ Bryce Carmine Bryce Carmine	Director	May 29, 2024

Signature	Title	Date

/s/ Ebru Davidson Ebru Davidson	Director	May 29, 2024

/s/ Robert Apple Robert Apple	Director	May 29, 2024

Signature of authorized representative in the United States

Pursuant to the requirements of the Securities Act, the Registrant’s duly authorized representative has signed this Registration Statement on Form F-1 on this 29th day of May 2024.

Kazia Therapeutics, Inc.

Authorized U.S. Representative

By:	/s/ John Friend
	Name:	John Friend
	Title:	Director